Press Release Spirit Realty Capital, Inc. Appoints Diana Laing to Board of Directors -Laing to Serve As Chairperson of Audit Committee- Dallas, Texas, August 27, 2018 (PRNewswire) – Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit” or the “Company”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that Diana Laing has been appointed to its Board of Directors (the “Board”) as an Independent Director and Chairperson of the Audit Committee. The appointment is effective immediately, and with this addition, Spirit’s Board will be comprised of eight members, seven of which are independent. “We are very pleased to welcome Diana to the Board of Directors of Spirit Realty Capital. She brings with her extensive experience in corporate finance, capital markets and commercial real estate. We look forward to her contributions as we continue to grow Spirit and create long-term shareholder value,” stated Richard I. Gilchrist, Chairman of Spirit Realty Capital Board. Ms. Laing was most recently Chief Financial Officer of American Homes 4 Rent (NYSE: AMH), until her retirement in June 2018. Ms. Laing held this position for four years, with responsibilities including capital markets, investor relations, accounting and financial reporting. Ms. Laing currently serves as an Independent Director with The Macerich Company (NYSE: MAC). Prior to her position at AMH, Ms. Laing was Chief Financial Officer and Corporate Secretary for Thomas Properties Group (NYSE: TPGI) from 2004 to 2013, and Principal and Chief Financial Officer at New Pacific Realty from 2001 to 2003. She also held the role of Chief Financial Officer at Firstsource Corporation from 2000 to 2001, at Arden Realty from 1996 to 2000 and at Southwest Property Trust from 1986 to 1996, having held the role of Controller and Treasurer prior to that. Ms. Laing started her career as an Auditor at Arthur Andersen & Company in Dallas, TX and earned a bachelor’s degree in Accounting from Oklahoma State University. ABOUT SPIRIT REALTY Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial, office and data center properties providing superior risk adjusted returns and steady dividend growth for our stockholders. As of June 30, 2018, our diversified portfolio was comprised of 1,512 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 27.7 million square feet, are leased to approximately 250 tenants across 49 states and 32 industries Investor Contact: (972) 476-1403 InvestorRelations@spiritrealty.com 1